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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934


                                January 15, 1999
               (Date of Report - Date of Earliest Event Reported)


                           NATIONAL AUTO CREDIT, INC.
             (Exact Name of Registrant as Specified in its Charter)




          DELAWARE                        1-11601            34-1816760
(State or Other Jurisdiction of         (Commission        (I.R.S. Employer
Incorporation or Organization)            File No.)        Identification No.)


                      30000 AURORA ROAD, SOLON, OHIO 44139
              (Address of Principal Executive Offices and Zip Code)




                                 (440) 349-1000
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
          (Former name or former address, if changed from last report)



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Item 5. Other Events
        ------------

                  On January 15, 1999, the Company issued the following press release:

National Auto Credit, Inc. (OTC BB:NAKD), announced today that the Company has named Richard M. Cohen as President. Mr. Cohen will take over operating responsibility from Mr. Thomas W. Cross, a principal with Jay Alix & Associates, Inc. who has served as Interim Chief Executive Officer since June, 1998.

Mr. Cohen, a CPA, is President of Richard M. Cohen Consultants, and has over 20 years of business experience, including 10 years on Wall Street as a corporate finance specialist, and as head of a public company in the communications field. Mr. Cohen holds a BS from the Wharton School of the University of Pennsylvania and an MBA from Stanford University.

Mr. Cohen said, "I am excited about the prospects for NAC. The Company has stabilized its operations, paid off its lender debt and stands ready to capitalize on what should be many opportunities in the sub-prime automobile finance market."

National Auto Credit, Inc. is a specialized financial services company providing funding, receivables management and collection services to automobile dealers who sell and finance the purchase of vehicles to retail consumers with limited access to consumer credit.



The statements contained in this release that are not purely historical are forward looking statements within the meaning of the Securities and Exchange Act of 1934. Among the factors that could cause actual results to differ materially from the forward looking statements are the potential for greater than anticipated non-performing contracts, the potential for lower than anticipated recoverability of amounts advanced to the Company's member dealers, availability of funds under the Company's financing arrangements, and other factors as discussed in the Company's reports filed with the Securities and Exchange Commission.





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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                      NATIONAL AUTO CREDIT, INC.

Date:    January 22, 1999                             /s/ John Borys
       --------------------------                     -------------------------
                                                      Vice President,
                                                      Credit and Collections